Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-265331
PROSPECTUS  SUPPLEMENT NO. 15
(to prospectus dated June 15, 2022)

Boxed, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated June 15, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-265331).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2023 (which is attached to and a part of this prospectus supplement), only to the extent that any information contained in such document is deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock is listed on the New York Stock Exchange under the symbol “BOXD”. On March 31, 2023, the closing price of our Common Stock was $0.19.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See the section entitled “Risk Factors” beginning on page 10 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 3, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 2, 2023

Boxed, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39817	85-3316188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

61 Broadway, Floor 30
New York, New York 10006
(Address of principal executive offices, including zip code)

(646) 586-5599
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	BOXD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.03.	Bankruptcy or Receivership.

On April 2, 2023, the Company and its subsidiaries, Ashbrook Commerce Solutions LLC, Boxed, LLC, Boxed Max LLC and Jubilant LLC (together with the Company, the “Debtors”), filed voluntary petitions (Case Nos. 23-10397, 23-10398, 23-10399, 23-10400 and 23-10401) (the “Chapter 11 Cases”) for relief under Chapter 11 of title 11 of the Bankruptcy Code in the Bankruptcy Court. The Company is negotiating a sale of substantially all of the assets of the Company’s software and services business marketed under the named “Spresso” to its first lien lender. The Company expects to enter into an asset purchase agreement for such sale of all related assets, rights, certain tangible personal property, certain intellectual property rights and books and records, while continuing an efficient and orderly wind-down of its remaining retail business.

In addition to the petitions, the Company has filed, among other things, a motion with the Bankruptcy Court seeking to jointly administer the Chapter 11 Cases under the caption In re: Boxed, Inc., et. al. Each of the Debtors continue to operate its business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Debtors are seeking approval of a variety of “first day” motions containing customary relief intended to enable the Debtors to continue ordinary course operations during the Chapter 11 Cases.

The Company cannot be certain that holders of the Company’s common stock will receive any payment or other distribution on account of those shares following the Chapter 11 Case.

The Company cautions that trading in the Company’s common stock during the pendency of the Chapter 11 Case is highly speculative and poses substantial risks. Trading prices for the Company’s common stock may bear little or no relationship to the actual recovery, if any, by holders of the Company’s common stock in the Chapter 11 Case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its common stock.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Cases described in Item 1.03 above constitutes an event of default that accelerated the Company’s obligations under the following debt instruments (the “Debt Instruments”):

•
The Credit Agreement, dated as of August 4, 2021, as amended by the First Amendment to Credit Agreement, dated as of January 20, 2023, between Boxed, LLC, as borrower, the Company, as Parent, the lenders party thereto and Alter Domus (US) LLC, as administrative agent (the “First Lien Credit Agreement”);

•
The Second Lien Credit Agreement, dated as of January 20, 2023, between Boxed, LLC, as borrower, the Company, as parent, the lenders party thereto, and Wilmington Savings Fund Society, FSB, as administrative agent (the “Second Lien Credit Agreement”); and

•
The Indenture, dated as of December 8, 2021, between the Company (f/k/a Seven Oaks Acquisition Corp.), as issuer, and U.S. Bank, N.A., as Trustee (the “Convertible Note Indenture”), pursuant to which the Company issued 7.00% Convertible Senior Notes due 2026.

The Debt Instruments provide that as a result of the Bankruptcy Petitions, the principal, interest and prepayment premiums due thereunder shall be immediately due and payable. Any efforts to enforce payment obligations under the Debt Instruments are automatically stayed as a result of the filing of the Chapter 11 Cases and the holders’ rights of enforcement in respect of the Debt Instruments are subject to the applicable provisions of the Bankruptcy Code.

Item 7.01.	Regulation FD Disclosure.

On April 2, 2023, the Company issued a press release announcing the filing of the Chapter 11 Cases and related matters, including the expectations regarding the sale of the Spresso business. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The press release furnished as Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The press release furnished as Exhibit 99.1 to this Current Report on Form 8-K shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01.	Other Events.

On March 30, 2023, the Company began winding down its remaining retail business and entered into a purchase order for the remaining inventory in their Dallas and Las Vegas fulfillment centers. The Company began the process of liquidating the remainder of its inventory in Dallas and Las Vegas and expects to fully cease its operations and fulfillment of customer orders by no later than April 3, 2023 for those facilities. The Company continues to accept orders through its Union, New Jersey fulfillment center for its remaining inventory.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, about the Company that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this Current Report on Form 8-K are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “expect,” “may,” “will,” “could” or “believes” or the negative of these words or other similar terms or expressions. Forward-looking statements in this Current Report on Form 8-K include, but are not limited to, the Company’s ability to continue ordinary course operations during the Chapter 11 Case, the value of the Company’s common stock, the potential sale of substantially all of the assets of Spresso and the ability of holders of the Company’s common stock to receive any payment or distribution. The forward-looking statements in this Current Report on Form 8-K are only predictions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the Company’s negotiation of a sale of all or substantially all of its assets, atypical retail investor interest and the important factors discussed in the sections entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements in this Current Report on Form 8-K are based upon information available to the Company as of the date of this Current Report on Form 8-K, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and its statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit number	Description

99.1	Press Release dated April 2, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boxed, Inc.

Date: April 3, 2023	By:	/s/ Mark Zimowski
	Name:	Mark Zimowski
	Title:	Chief Financial Officer

Exhibit 99.1

Boxed, Inc. to Execute Sale of Spresso Software Business Through Voluntary Chapter 11 Process

Company winding down retail operations in orderly manner

New York, April 2, 2023 (GLOBE NEWSWIRE) – Boxed, Inc. (“Boxed” or the “Company”), an e-commerce technology company that provides bulk pantry consumables to business and household customers, announced today that it, and all of its subsidiaries, initiated voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code to execute a sale of its Spresso software business to its first lien secured lenders while continuing to streamline operations, including an efficient and orderly wind-down of its remaining retail business.

Boxed has been working diligently to improve its financial structure, having entered into a Forbearance Agreement with its first lien secured lenders as a critical, interim solution to protect the business. However, in line with its efforts to counter the challenging business environment, the Company made the difficult yet necessary decision to wind down its retail e-commerce operations over the next several weeks. The Company’s Board of Directors has unanimously determined that seeking Chapter 11 protection is the most appropriate path forward.

“This was an incredibly difficult decision, and one that we reached only after carefully evaluating and exhausting all available options. Although this outcome is not what we worked so hard for, we are thankful to everyone, including our customers, who have supported us along the way. Looking to the future, we are incredibly excited to watch the Spresso business continue under new ownership,” said Chieh Huang, Co-Founder and Chief Executive Officer of Boxed. “I am immensely grateful for each and every team member throughout the past decade who has contributed to the journey of Boxed. Through their hard work and dedication, they made a lasting impact on the e-commerce consumables industry.”

Boxed intends to fund and protect its near-term operations and cover administrative expenses through access to its cash collateral as the Company winds down during the Chapter 11 process and transitions its Spresso business to a new separate legal entity that will continue as a going concern. The Spresso business customers are not anticipated to see any disruption of service throughout the sale process. The Company has also filed certain customary motions with the Bankruptcy Court to facilitate a smooth transition of operations. These motions are expected to be approved within the first few days of the case following the filing.

More information about Boxed’s Chapter 11 case can be found at https://dm.epiq11.com/Boxed.

Freshfields Bruckhaus Deringer (US) LLP and Potter Anderson & Corroon LLP are serving as legal advisors, FTI Consulting is serving as financial advisor, and Solomon Partners Securities, LLC is serving as investment banker to Boxed.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “continue,” “expect,” “intend,” and “will,” or the negative of these terms or variations of them or similar terminology. Forward-looking statements in this press release include, but are not limited to, the Company’s wind-down of its remaining retail business, the Company’s fulfillment of obligations to its customers and suppliers, the Company’s ability to fund and protect near-term operations and cover administrative expenses and the expected approval of motions related to the Chapter 11 process. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, including the Company’s access to additional capital, the outcome of its previously announced strategic alternatives process, macroeconomic conditions affecting the Company’s industry, atypical retail interest and the other factors under the heading “Risk Factors” in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and in other filings that the Company has made and may make with the SEC in the future. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or our business or operations. Such statements are not intended to be a guarantee of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. You should not place undue reliance on these forward-looking statements, which are made only as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements.

About Boxed

Boxed is an e-commerce technology company that provides bulk pantry consumables to business and household customers, without the requirement of a “big-box” store membership. This service is powered by Spresso, the Company’s own Software & Service business. From solving challenges with data using machine-learning modules to re-platforming with end-to-end technology, Spresso’s purpose-built storefront, marketplace, analytics, fulfillment, advertising, and robotics technologies enable better business outcomes for e-commerce customers. For more information, please visit investors.boxed.com.

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